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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STORE Capital Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 18, 2016

Dear Stockholder:

        You are invited to attend the 2016 annual meeting of stockholders of STORE Capital Corporation. The meeting will be held on Thursday, June 2, 2016, at 8:00 a.m., Scottsdale, Arizona time. The annual meeting will be a completely "virtual meeting" of stockholders. You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/STOR2016 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

        The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting during which our directors and senior leadership team will be available to answer questions.

        Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number provided in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously-delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Christopher H. Volk President and Chief Executive Officer

STORE CAPITAL CORPORATION

8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 2, 2016

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of STORE Capital Corporation, a Maryland corporation (the "Company"), will be held on Thursday, June 2, 2016, at 8:00 a.m., Scottsdale, Arizona time. The Annual Meeting will be a completely virtual meeting of stockholders, which means that you will be able to attend the Annual Meeting, vote and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/STOR2016.

        At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

  (1)
  To elect eight (8) director nominees named in the accompanying proxy statement to the Company's Board of Directors to serve until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

  (2)
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016;

  (3)
  To approve, on an advisory basis, the compensation of the Company's named executive officers;

  (4)
  To approve, on an advisory basis, the frequency of future advisory votes approving the compensation of the Company's named executive officers; and

  (5)
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on April 4, 2016, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

        We are pleased to take advantage of the rules of the Securities and Exchange Commission that allow companies to furnish their proxy materials to their stockholders over the Internet. As a result, beginning on April 18, 2016, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. This process will help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

        To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.

        You are cordially invited to attend the Annual Meeting. You can attend the Annual Meeting online and vote your shares electronically during the meeting by visiting

www.virtualshareholdermeeting.com/STOR2016. Be sure to have the control number that appears on the Notice of Internet Availability of Proxy Materials that we sent to you in order to join the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Scottsdale, Arizona April 18, 2016	/s/ MICHAEL T. BENNETT Michael T. Bennett Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 2, 2016. The Notice of Annual Meeting, Proxy Statement and our 2015 Annual Report to Stockholders are available at http://ir.storecapital.com.

ii

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

        We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the "Board") of STORE Capital Corporation, a Maryland corporation (collectively, the "Company," "we," "us" or "our"), for use at our 2016 Annual Meeting of Stockholders (the "Annual Meeting"), which will take place on Thursday, June 2, 2016, at 8:00 a.m., Scottsdale, Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this proxy statement (the "Proxy Statement"). This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of April 4, 2016, the record date for the Annual Meeting (the "Record Date").

        All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials?

        The proxy materials include:

  •
  This Proxy Statement, including the Notice of Annual Meeting of Stockholders; and

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  Our 2015 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "Annual Report").

        If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

What am I voting on?

        The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

  •
  The election of eight (8) nominees to serve as directors of the Company until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal No. 1);

  •
  The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2);

  •
  An advisory vote approving the compensation of the Company's named executive officers (Proposal No. 3); and

  •
  An advisory vote regarding the frequency at which future advisory votes approving executive compensation (similar to Proposal No. 3 above) should be conducted (Proposal No. 4).

What are the Board's recommendations?

        The Board recommends you vote:

  •
  "FOR" the election of each of the eight nominees to serve as directors of the Company (Proposal No. 1);

  •
  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2);

  •
  "FOR" approval of the resolution regarding compensation of the Company's named executive officers (Proposal No. 3); and

  •
  In favor of holding advisory votes to approve the compensation of the Company's named executive officers "EVERY YEAR" (Proposal No. 4).

If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

        We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation
Attention: Michael T. Bennett
Executive Vice President—General Counsel, Chief Compliance Officer and Secretary
8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100

        Stockholders who hold shares in "street name" (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

        The Notice will provide you with instructions regarding how to:

  •
  View on the Internet the Company's proxy materials for the Annual Meeting; and

  •
  Instruct the Company to send future proxy materials to you by email.

        Our proxy materials are also available on the Internet at http://www.proxyvote.com and on our investor relations website at http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

        Holders of record of our common stock at the close of business on the Record Date, April 4, 2016, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 140,879,389 shares of common stock of the Company were outstanding.

How can I attend the Annual Meeting?

        Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2016. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2016 and will need the control number provided in the Notice, proxy card or voting instruction form you received. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of the Annual Meeting, will be available by telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting.

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?

        Yes. Although you will not be considered present at the Annual Meeting and will not be able to vote at the Annual Meeting unless you attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2016, stockholders unable to access the Annual Meeting on the Internet will be able to call 1-877-328-2502 and listen to the Annual Meeting if they provide the control number that appears on the proxy card or the voting instructions. If you do not intend to attend the Annual Meeting, it is important to vote in advance of the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in "street name," and the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a "voting instruction form." If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How do I vote?

        Voting Electronically During the Annual Meeting.    If you desire to vote virtually during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/STOR2016. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

        Voting by Proxy for Shares Held by a Stockholder of Record.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

  •
  By Telephone.  If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

  •
  By Internet.  You may vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card.

  •
  By Mail.  If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

        Voting by Proxy for Shares Held by Beneficial Owners in Street Name.    If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

  •
  By Telephone.  If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

  •
  By Internet.  You may vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

  •
  By Mail.  If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

        The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker "non-votes" will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.

How are proxies voted?

        All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

Which ballot measures are considered "routine" or "non-routine"?

        The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

        The election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), and the advisory vote regarding the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal No. 4) are considered non-routine matters under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, 3 and 4.

How many votes are needed to approve each item?

        The affirmative vote of a plurality of all the votes cast at the Annual Meeting, virtually or by proxy, is required for the election of directors (Proposal No. 1). This means the eight nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of all votes cast at the Annual Meeting, virtually or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2).

        Generally, the Company's bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of votes cast on the subject matter. Thus, approval of the compensation of our named executive officers (Proposal No. 3) and selection of a frequency for future stockholder advisory votes to approve executive compensation (Proposal No. 4) each require the affirmative vote of a majority of all votes cast at the Annual Meeting on the proposal. These votes, however, are merely advisory and are not binding on the Company, the Board or its Compensation Committee. Despite the fact that these votes are non-binding, the Board and the Compensation Committee will take the results of the votes under advisement when making future decisions regarding the Company's executive compensation program and the frequency at which advisory votes to approve executive compensation will be conducted. With respect to Proposal No. 4, if a frequency option does not receive majority support, the option receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders.

How are abstentions, withhold votes and broker non-votes counted?

        Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast for voting purposes. Accordingly, abstentions and withhold votes (as applicable) and broker non-votes will have no effect on the election of directors (Proposal No. 1) and the two advisory votes regarding the Company's executive compensation (Proposals No. 3 and 4), and abstentions will have no effect on the ratification of the selection of our independent registered public accounting firm (Proposal No. 2). As stated above, broker non-votes are not expected to exist in connection with Proposal No. 2 because it is considered a routine matter.

Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting virtually and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?

        The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board of Directors?

        The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's common stock. In addition to solicitations by mail, officers and regular employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

Who is STORE Holding Company, LLC?

        STORE Holding Company, LLC, a Delaware limited liability company ("STORE Holding"), was our largest stockholder until April 1, 2016. STORE Holding is owned, directly or indirectly, by certain investment funds managed by Oaktree Capital Management, L.P. ("Oaktree"), a global investment management firm specializing in alternative investments with approximately $97 billion in assets under management as of December 31, 2015. On April 1, 2016, STORE Holding sold its remaining stake in the Company and, as of the Record Date, no longer holds any shares of our common stock. Pursuant to its terms, the stockholders agreement between STORE Holding and the Company (the "Stockholders Agreement") terminated automatically when STORE Holding ceased to own any shares of our common stock.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The number of directors that serve on the Board of Directors is currently set at eight and may be fixed from time to time by the Board in the manner provided in the Company's charter and bylaws. In accordance with the Company's charter and bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier removal, resignation or death.

        Since its initial public offering ("IPO"), the Company has maintained a nine member Board of Directors, and, based on the size and scope of our business and operations, we believe a board of this size is appropriate as it is small enough to allow for effective communication among the directors but large enough to represent a diverse set of perspectives and experiences. Pursuant to the Stockholders Agreement with STORE Holding, STORE Holding previously had the right, subject to certain terms and conditions, to designate certain members to our Board of Directors, the number of which corresponded to STORE Holding's level of ownership of Company common stock. As a result of stock sales by STORE Holding in December 2015 and the first quarter of 2016, which reduced STORE Holding's ownership of Company common stock, Messrs. Kenneth Liang, Mahesh Balakrishnan and Manish Desai tendered, and the Board accepted, their resignations on February 18, 2016, April 14, 2016 and April 14, 2016, respectively. Messrs. Einar A. Seadler and William F. Hipp were elected to the Board on February 18, 2016 and April 14, 2016, respectively, to fill two of the resulting vacancies. Similarly, because STORE Holding sold its remaining stake in the Company on April 1, 2016, Messrs. Rajath Shourie and Derek Smith offered to tender their resignations on April 14, 2016, but the Board asked, and they agreed, to remain on the Board to facilitate an orderly transition in connection with the identification and appointment of qualified candidates to replace them.

        The Company has commenced a search to identify three board candidates, one to fill the vacancy created by the resignation of Mr. Desai and two to replace Messrs. Shourie and Derek Smith. While the director candidate search is ongoing, the Board has determined to reduce the size of the Board to eight members and to nominate Messrs. Shourie and Derek Smith for re-election to the Board until such time as it identifies and elects qualified candidates to replace Messrs. Desai, Shourie and Derek Smith.

        Messrs. Liang, Balakrishnan and Desai have served on the Board since the Company's founding in May 2011, and we acknowledge with gratitude their length of service and their invaluable contributions to the Company.

Director Nominees

        Upon the unanimous recommendation of our Nominating and Corporate Governance Committee, the Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

Name	Age	Position(s) Held with the Company	Director of the Company Since
Morton H. Fleischer	79	Chairman of the Board of Directors	2011
Christopher H. Volk	59	President, Chief Executive Officer and Director	2011
Joseph M. Donovan	61	Director	2014
William F. Hipp	61	Director	2016
Einar A. Seadler	59	Director	2016
Rajath Shourie	42	Director	2011
Derek Smith	52	Director	2011
Quentin P. Smith, Jr.	64	Director	2014

        Each of the eight director nominees currently serves as a director of the Company and, other than Messrs. Hipp and Seadler, were elected at the 2015 Annual Meeting of Stockholders.

Vote Required

        The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of the directors. This means the eight nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of each of the nominees named above. If the person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board of Directors or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Board Recommendation

        The Board of Directors recommends that you vote "FOR" the election of each of the director nominees named above.

 CORPORATE GOVERNANCE MATTERS

        We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. The Company has structured its corporate governance in ways that strive to align the Company's interests with those of its stockholders, including but not limited to the following:

  •
  the majority of our Board members are now independent, and each of our committees is composed either entirely of independent directors (in the case of the Audit Committee and the Nominating and Corporate Governance Committee) or a majority of independent directors (in the case of the Compensation Committee), as discussed in more detail in "Controlled Company Status" below;

  •
  the Board is not classified and each director is subject to election annually;

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  the Company has opted out of the Maryland business combination and control share acquisition statutes (takeover defense protections), and, in the future, will not opt in without stockholder approval; and

  •
  the Company does not maintain a stockholder rights plan, nor will it adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company's best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Controlled Company Status

        Prior to December 7, 2015, the Company was a "controlled company" (within the meaning of the rules of the New York Stock Exchange ("NYSE")) because more than 50% of the Company's common stock was owned indirectly by certain investment funds managed by Oaktree through their ownership of STORE Holding. As of the closing of a public offering of our common stock on December 7, 2015, Oaktree's indirect ownership of the outstanding shares of our common stock fell to just under 50%. As a result, the Company is no longer a controlled company and no longer qualifies for exemptions from certain corporate governance requirements. As of the Record Date, STORE Holding no longer holds any shares of our common stock.

        Under the NYSE's transition rules for companies that no longer qualify for "controlled company" status, by March 6, 2016, both our Nominating and Corporate Governance Committee and our Compensation Committee were required to consist of a majority of independent directors, and by December 7, 2016, both committees must consist solely of independent directors and the Board must consist of a majority of independent directors. At a meeting of the Board on February 18, 2016, independent directors were appointed to both committees such that our Compensation Committee consists of a majority of independent directors and our Nominating and Corporate Governance Committee consists solely of independent directors. Additionally, as a result of the election of Mr. Hipp and resignation of Mr. Balakrishnan, the Board currently consists of a majority of independent directors.

Emerging Growth Company Status

        Prior to December 31, 2015, we qualified as an "emerging growth company," as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012. As such, we took advantage of certain exemptions from various reporting requirements applicable to other public companies that were not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. On December 31, 2015, we became a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and no longer qualify as an "emerging growth company."

Information Regarding the Board of Directors

        Set forth below is biographical information for each director nominee listed above. The following descriptions also describe the specific experience, qualifications, attributes and skills that qualify each person to serve on the Company's Board of Directors.

        Morton H. Fleischer.    Mr. Fleischer was one of the Company's founders in May 2011 and has served as the Chairman of the Board of Directors since its organization. Prior to co-founding the Company, Mr. Fleischer co-founded Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) ("Spirit"), a real estate investment trust (or REIT), and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to Franchise Finance Corporation of America ("FFCA"), a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA's Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital Corporation in 2001. FFCA was the nation's largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital Corporation in 2001. Mr. Fleischer received a B.A. degree from Washington University—St. Louis, Missouri from which he was awarded its Distinguished Business Alumni Award in 1993.

        Christopher H. Volk.    Mr. Volk was one of the Company's founders in May 2011 and has served as the Company's President and Chief Executive Officer and as a director since its organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA's unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005 while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming the Company, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA's board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on the Board and as the Company's President and Chief Executive Officer, Mr. Volk currently serves on the board and as a member of the compensation, investment and finance committees of Banner Health, a non-profit health care system. From 2003 until 2013, he served on the board and as a member of the audit committee of Paladin Realty Income Properties, Inc. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

        Joseph M. Donovan.    Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan also served, from 2009 to 2015, as a director of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City based broker-dealer and asset management company. Mr. Donovan has been involved in investment banking since 1983 and has worked at CS First Boston/The First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant.

Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

        William F. Hipp.    Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with real estate investment trusts (REITs), real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior-level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank's real estate business, which he founded upon joining the bank and ran until his retirement. ICG's mission is to identify real estate-related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage-backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate-related borrowers; and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A with a concentration in Finance and Accounting from Tulane University.

        Einar A. Seadler.    Mr. Seadler has served as a director since February 18, 2016. Mr. Seadler is the founder and President of EAS Advisors LLC, a management consulting firm specializing in advisory services to senior executives who seek to develop and execute enduring growth, operational improvement and human capital strategies. Prior to starting EAS Advisors in 2016, Mr. Seadler was a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities included advising senior executives of Fortune 500 companies on increasing shareholder value, primarily in the consumer goods and services, retail, fast food dining, industrial, infrastructure and government sectors. Prior to Accenture, Mr. Seadler served as a leader in McKinsey & Company's Operations Strategy Practice. He has also served in senior executive roles in retail and business services companies, with responsibilities that spanned sales, marketing, operations, real estate, supply chain, technology and finance. Mr. Seadler began his career as a United States Army infantry officer serving in various command and staff assignments, including as an associate professor at the United States Military Academy at West Point. Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.

        Rajath Shourie.    Mr. Shourie has served as a director since 2011. Mr. Shourie is a Managing Director of Oaktree and Co-Portfolio Manager of Oaktree's Opportunities Funds. He joined Oaktree in 2002, and since then has spent his time investing in distressed debt. He has invested in the airline/aircraft industry for a number of years, and led the firm's investments in financial institutions during the global financial crisis. Mr. Shourie has worked with a number of Oaktree's portfolio companies, and, in addition to his service on the Board, currently serves on the board of Taylor Morrison Home Corporation (NYSE:TMHC), a publicly-traded homebuilder in North America. He has been active on creditors' committees, including the steering committee in the restructuring of CIT Group Inc. (NYSE: CIT). Prior to joining Oaktree, he worked in the Principal Investment Area at Goldman, Sachs & Co., and was a management consultant at McKinsey & Co. Mr. Shourie earned a B.A. in Economics from Harvard College, where he was elected to Phi Beta Kappa. He then went on to receive an M.B.A. from Harvard Business School, where he was a Baker Scholar.

        Derek Smith.    Mr. Derek Smith has served as a director since 2011. Mr. Smith is a Managing Director of Oaktree and is responsible for the execution and management of all real estate investments and the administration of Oaktree's real estate funds. Prior to joining Oaktree in 2010, Mr. Smith spent

19 years at Paul, Hastings, Janofsky & Walker LLP, most recently as the Vice Chair of the Global Real Estate Department. In this role, Mr. Smith represented numerous opportunity funds, investment banks and other private investors in all aspects of their investments in all types of real estate. Mr. Smith also served as the Chair of the Technology Committee of Paul Hastings, where he led the firm's use and investment in information systems and technology. Mr. Smith received a B.S. degree in Computer Science from Brigham Young University and a J.D. degree from Cornell University. He is a member of the State Bar of California.

        Quentin P. Smith, Jr.    Mr. Quentin Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner-in-Charge of Arthur Andersen's Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He is currently on the Board of Banner Health and chairs its Compensation, Risk and Investment Committees and was previously its Chairman. Since January 2015, Mr. Smith has served as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full-service outsourcing solutions within the workers' compensation insurance marketplace, chairs its Compensation Committee and serves on its Audit Committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank. He also has served on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. in Quantitative Methods from Pepperdine University.

Background and Experience of Directors

        When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

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  Mr. Fleischer—his familiarity with the Company's history and operations, his experience as an early participant in net-lease financing and his extensive real estate and capital markets experience.

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  Mr. Volk—his familiarity with the Company's history and operations, his experience as an early participant in net-lease financing and his extensive real estate and capital markets experience.

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  Mr. Donovan—his experience serving as a member on several boards, his extensive investment banking and capital markets experience and his expertise in accounting and finance.

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  Mr. Hipp—his significant real estate and risk management experience identifying, underwriting and evaluating real estate investments.

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  Mr. Seadler—his extensive knowledge and experience in business and operational strategy across a wide range of industry sectors.

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  Mr. Shourie—his extensive experience in real estate, finance, corporate governance and private equity investments.

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  Mr. Derek Smith—his extensive knowledge and experience in the legal aspects of negotiating, structuring and managing real estate and private equity investments.

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  Mr. Quentin Smith—his experience serving as a member on several boards and his extensive business management consulting, corporate management and operational experience.

Director Independence

        As described above, we no longer qualify as a "controlled company" for purposes of certain exemptions from the NYSE listing standards regarding corporate governance. In reliance upon NYSE transition rules for a formerly controlled company, the Board must consist of a majority of independent directors by December 7, 2016, which is one year after the date we ceased to qualify as a controlled company.

        After reviewing all relevant relationships and considering the NYSE's requirements for independence, the Board has determined that Messrs. Fleischer, Donovan, Hipp, Seadler and Quentin Smith are each an "independent director" as such term is defined by the applicable rules and regulations of the NYSE. Accordingly, the Board currently consists of a majority of independent directors.

Stockholder Nominations

        Pursuant to the Company's bylaws, stockholders are permitted to nominate directors in accordance with the Company's advance notice provision contained in Article II, Section 11 of the bylaws. Article II, Section 11(a) provides that only business properly brought before an annual meeting of stockholders shall be conducted at such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the secretary of the Company and satisfied the other requirements set forth in Article II, Section 11 of the Company's bylaws. To be timely, a stockholder's notice must be delivered to the principal executive offices of the Company (8501 East Princess Drive, Suite 190, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a stockholder's notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company's bylaws.

Directors' Attendance at Annual Meetings

        Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, we expect that our directors will participate in our meetings, absent a valid reason for not doing so. All of our directors then serving on the Board attended the 2015 Annual Meeting of Stockholders by remote communication.

Board Leadership Structure

        The Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its stockholders. However, the Board currently believes that separating the positions of Chief Executive Officer and Chairman is an integral part of effective corporate governance and management of the Company and is the best structure for the Company because it improves the ability of the Board of Directors to exercise its oversight role by having a director who is not an officer or member of management to serve in the role of Chairman.

Board of Directors Role in Risk Oversight

        The Board of Directors oversees a company-wide approach to risk management that is carried out by our senior leadership team. The Board of Directors determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. The Board's committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not assigned to a committee.

        In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If, in the future, the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight function, it may make any change it deems appropriate.

Committees and Meetings of the Board of Directors of the Company

        During the year ended December 31, 2015, the Board of Directors of the Company met five times and acted by unanimous written consent thirteen times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he served that were held during the year ended December 31, 2015 and that were held while such person was a director of the Company. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

        Our Audit Committee consists of Messrs. Donovan, Fleischer and Hipp, with Mr. Donovan serving as the chair. Mr. Quentin Smith served as a member of the Audit Committee from his appointment to the Board in 2014 until Mr. Hipp's appointment in April 2016. During the year ended December 31, 2015, the Audit Committee met five times and acted by written consent twice. The functions of our Audit Committee, among others, include:

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  reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

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  reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

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  selecting, and determining the compensation of, our independent registered public accounting firm;

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  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

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  reviewing and overseeing our independent registered public accounting firm.

        The Board of Directors has determined that Messrs. Donovan and Hipp each qualify as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Donovan, Fleischer and Hipp are independent as "independence" is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards.

Compensation Committee

        Our Compensation Committee consists of Messrs. Quentin Smith, Fleischer and Derek Smith, with Mr. Quentin Smith serving as the chair. Mr. Balakrishnan served as a member of the Compensation Committee from the Committee's inception until Mr. Quentin Smith's appointment in February 2016. Mr. Derek Smith served as the Committee's chair from its inception until Mr. Quentin Smith's appointment as chair in April 2016. Because the Company relied on the "controlled company" exemption from NYSE rules during 2015, we were not required to maintain a compensation committee that consisted solely of independent directors. Our Compensation Committee currently consists of a majority of independent directors and, by December 7, 2016, will consist solely of independent directors in accordance with the NYSE's transition rules for companies which no longer qualify for "controlled company" status. During the year ended December 31, 2015, the Compensation Committee met six times and acted by written consent once. The functions of our Compensation Committee, among others, include:

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  approving corporate goals and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives; and determining the compensation of these executives based on that evaluation;

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  reviewing and approving director compensation;

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  reviewing and approving overall compensation programs; and

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  administering our incentive compensation and equity-based plans.

        In order to comply with certain SEC and tax law requirements, our Compensation Committee (or a subcommittee of the Compensation Committee) must consist of at least two directors that qualify as "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). Each of Messrs. Quentin Smith, Fleischer and Derek Smith qualify as a "non-employee director" under SEC Rule 16b-3 and as an "outside director" under Code Section 162(m).

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Messrs. Fleischer, Seadler and Quentin Smith, with Mr. Fleischer serving as the chair. Messrs. Liang and Desai served as members of the Nominating and Corporate Governance Committee from the Committee's inception until Mr. Seadler's appointment in February 2016 and Mr. Quentin Smith's appointment in April 2016, respectively. Because the Company relied on the "controlled company" exemption from NYSE rules during 2015, we were not required to maintain a nominating committee that consists solely of independent directors. Although our Nominating and Corporate Governance Committee is not required to be fully independent until December 7, 2016 in accordance with the NYSE's transition rules for companies which no longer qualify for "controlled company" status, our Nominating and

Corporate Governance Committee currently consists solely of independent directors. During the year ended December 31, 2015, the Nominating and Corporate Governance Committee met three times and acted by written consent once. The functions of our Nominating and Corporate Governance Committee, among others, include:

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  identifying individuals qualified to become board members and recommending director nominees and board members for committee membership;

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  developing and recommending to our Board corporate governance guidelines; and

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  overseeing the evaluation of our Board of Directors and its committees.

        The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and stockholders. A stockholder who desires to recommend a prospective nominee for the Board should notify Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. As set forth in the Company's Corporate Governance Guidelines, the deadline for submission of stockholder recommendations is 120 calendar days prior to the first anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting. The Nominating and Corporate Governance Committee also considers whether to nominate any person proposed pursuant to the provision of the Company's governing documents relating to stockholder nominations, which is described in the section above titled "Stockholder Nominations." The Nominating and Corporate Governance Committee has the authority and ability to retain a search firm to identify or evaluate potential nominees if it so desires.

        In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee's objective is to select individuals with skills and experience that can assist the Company and the Board in achieving their objectives. The Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company's business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board of Directors nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board of Directors values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Committee also considers the extent to which the candidate would fill a present need on the Board of Directors.

        Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

        In its most recent board director candidate search, the Nominating and Corporate Governance Committee requested that Mr. Volk, the Company's President and Chief Executive Officer, assist in identifying potential candidates for board membership who best satisfy the Company's criteria for directors, as described above. Messrs. Seadler and Hipp were among the candidates recommended by Mr. Volk. Following its evaluation of all recommended candidates, which included opportunities for committee members and other directors to meet with candidates either in person or by phone, the Nominating and Corporate Governance Committee recommended that the Board elect Messrs. Seadler and Hipp to the Board.

Executive Committee

        Our Executive Committee consists of Messrs. Fleischer, Volk and Shourie, with Mr. Fleischer serving as the chair. During the year ended December 31, 2015, the Executive Committee held two meetings and acted by written consent once. The Executive Committee's primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company's bylaws and consistent with the authority which has been delegated to the Executive Committee by the Board.

Board Executive Sessions

        The non-management members of the Board meet in regularly scheduled executive sessions without management present. Additionally, our independent directors meet in executive session at least once a year. Mr. Fleischer, the Chairman of our Board, acts as the presiding director at all of these executive sessions.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

        The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that apply to all of our officers, directors and employees. The current versions of these corporate governance documents are available free of charge on the Company's investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. The Company will promptly disclose to our stockholders, if required by applicable laws, any amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

2015 Director Compensation

        Mr. Fleischer, as Chairman of the Board of the Company, is entitled to an annual cash retainer of $200,000 and an annual grant of restricted stock having a value of $200,000 at grant that will vest over 4 years. Messrs. Donovan, Quentin Smith, Seadler and Hipp, as independent, non-management directors, are each entitled to receive (i) an annual cash retainer of $50,000, (ii) an annual grant of restricted stock having a value of $80,000 at grant that will vest at the end of each term served, and (iii) a cash payment of $2,000 for each meeting of the Board in excess of six meetings per year.

Directors who are employees of the Company or Oaktree do not receive any compensation for serving on the Board of Directors or its committees.

        Messrs. Donovan and Quentin Smith also receive additional cash retainers of $17,500 and $10,000, respectively, for their service as the chairs of our Audit and Compensation Committees, respectively. Mr. Fleischer does not receive a cash retainer to serve as the chair of the Nominating and Corporate Governance Committee. If, in the future, an independent director other than Mr. Fleischer serves as chair of the Nominating and Corporate Governance Committee, that person will receive an additional annual cash retainer of $10,000.

        Directors generally will receive pro-rated amounts of the annual cash retainer and annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair.

        The following table shows the compensation paid to our directors serving on the Board during 2015:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Morton H. Fleischer	$200,000	$203,247	$403,247
Mahesh Balakrishnan	—	—	—
Manish Desai	—	—	—
Joseph M. Donovan	$67,500	$79,946	$147,446
Kenneth Liang	—	—	—
Rajath Shourie	—	—	—
Derek Smith	—	—	—
Quentin P. Smith, Jr.	$50,000	$79,946	$129,946

(1)
All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718 and excludes the par value of shares ($0.01 per share) paid by each director.

        Stock Ownership Guidelines.    On February 17, 2016, the Compensation Committee adopted a stock ownership policy applicable to our directors. Our directors are expected to maintain beneficial ownership of our common stock valued at five times their annual cash retainer.

        Required stock ownership levels for directors will be based on their annual retainer as of the date he or she becomes subject to the stock ownership guidelines and the average closing sale price of the Company's common stock for the 60 trading days following such date. Each director will have five years to satisfy his or her applicable ownership requirement. If a director does not satisfy the specified ownership levels when the applicable transition period ends, the stock ownership policy requires that the director retain 100% of the net after-tax (and any applicable exercise costs) amount of any equity held, and subsequently awarded, until the ownership guidelines are satisfied.

EXECUTIVE OFFICERS

        Set forth below is biographical information with respect to each current executive officer of the Company, except Mr. Volk, the Company's President and Chief Executive Officer. Mr. Volk also serves as a director of the Company and his biographical information is available above in the section titled "Corporate Governance Matters—Information Regarding the Board of Directors."

        Michael T. Bennett, age 58.    Mr. Bennett was one of the Company's founders in May 2011 and served as the Company's Executive Vice President—Operations, Chief Compliance Officer and Corporate Secretary from its organization until late 2013, when he was named Executive Vice President—General Counsel, Chief Compliance Officer, Corporate Secretary and Assistant Treasurer. Mr. Bennett has over 30 years of legal, transactional and operational experience in the real estate and finance industries. Prior to co-founding the Company, Mr. Bennett was Senior Vice President—Operations, Chief Compliance Officer and Corporate Secretary at Spirit Finance Corporation, now Spirit Realty ("Spirit"), from early 2005 to February 2010 where he was involved in structuring, negotiating and closing all of its real estate and debt-related transactions, including the largest retail sale-leaseback transaction in the United States in 2006. From 1991 to 2000, Mr. Bennett served as Vice President and General Counsel of Farmer Mac (NYSE:AGM), a government-sponsored enterprise providing financing to America's agricultural industry. Mr. Bennett's legal career included several years in private law practice with Brown & Wood, a New York-based law firm that subsequently merged with the law firm of Sidley Austin, concentrating on complex mortgage and other asset-based structured finance transactions. He received a B.A. degree summa cum laude in Government and Foreign Affairs from Hampden-Sydney College (where he was elected to Phi Beta Kappa) and a J.D. degree from the University of Virginia Law School. He is a member of the bars of the District of Columbia, the State of New York and the Commonwealth of Virginia.

        Christopher K. Burbach, age 40.    Mr. Burbach joined the Company in February 2012 and has served as the Company's Executive Vice President—Underwriting since that time. Mr. Burbach has a broad range of experience in credit, underwriting and financial analysis. Prior to joining the Company, Mr. Burbach served in numerous capacities at Spirit from February 2006 to January 2012, including most recently as Vice President of Investment Management responsible for managing the investments of the company's $3.5 billion real estate portfolio. Mr. Burbach also managed the Underwriting group at Spirit. Prior to Spirit, Mr. Burbach served as Chief Executive Officer of VM Management, Inc., which owned a for-profit private school and managed a non-profit charter school in Phoenix, Arizona. Prior to VM Management, Mr. Burbach was a consultant with Navigant Consulting, Inc. (NYSE: NCI) in San Francisco, California, engaged in financial consulting for the Construction and Government Industries Groups. Mr. Burbach received a B.S. degree in Finance from Santa Clara University and an M.B.A. degree from Arizona State University. Mr. Burbach is also a CFA Charterholder.

        Mary Fedewa, age 50.    Ms. Fedewa was one of the Company's founders in May 2011 and has served as its Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer since its organization. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding the Company, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. Ms. Fedewa was previously a Managing Director of Acquisitions at Spirit from 2004 to 2007, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to FFCA. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance.

        Catherine Long, age 59.    Ms. Long was one of the Company's founders in May 2011 and has served as its Executive Vice President—Chief Financial Officer, Treasurer and Assistant Secretary since its organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding the Company, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA's Principal Accounting Officer and actively participated in FFCA's real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

        Michael J. Zieg, age 43.    Mr. Zieg was one of the Company's founders in May 2011 and serves as its Executive Vice President—Portfolio Management, Assistant Secretary and Assistant Treasurer. Mr. Zieg has spent over 18 years in the commercial real estate industry with experience in finance, transaction structuring, credit, and asset management and recovery. Prior to co-founding the Company, Mr. Zieg was Senior Vice President—Portfolio Management at Spirit from 2007 to February 2010 where he oversaw portfolio management for a net-lease real estate portfolio in excess of $3.5 billion. From 1997 to 2007, Mr. Zieg was with the national law firm of Kutak Rock LLP, where he was a partner focusing on corporate finance and securities transactions. Mr. Zieg represented Spirit as outside legal counsel beginning with its inception in 2003 through its sale to a private consortium in 2007 when he joined the company. Prior to assisting in the formation of Spirit, he also represented FFCA as outside counsel from 1997 until its sale to GE Capital in 2001. Mr. Zieg received a B.B.A. degree in Finance from Texas A&M University and a J.D. degree from the University of Denver.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes our executive compensation program and provides information regarding the compensation paid to each of our executive officers in fiscal year 2015 (collectively, the "Named Executive Officers" or "NEOs"), who are:

  •
  Christopher Volk, President and Chief Executive Officer

  •
  Mary Fedewa, Executive Vice President—Acquisitions

  •
  Catherine Long, Executive Vice President—Chief Financial Officer and Treasurer

  •
  Christopher Burbach, Executive Vice President—Underwriting

  •
  Michael Zieg, Executive Vice President—Portfolio Management

  •
  Michael Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

Compensation Philosophy and Objectives

        We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of our short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs may increase their cash compensation by contributing to measurable financial performance metrics of the Company, but require meaningful value creation in the form of return to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

        To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:	What We Don't Do:
We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather linked to the achievement of key financial metrics that are disclosed to our stockholders.	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance; our existing long-term incentive program exclusively uses total shareholder return to measure performance.	We Do Not Have Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation if the Company's financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company's NEOs.
We Do Not Pay Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Performance-based restricted stock units do not receive dividends or dividend equivalents until the shares are vested.
We Maintain Stock Ownership Guidelines: Both our NEOs and directors are required to maintain a meaningful ownership stake pursuant to specified levels within our stock ownership policy.	We Do Not Provide Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant that specializes in the REIT industry, FPL Associates L.P., to provide guidance on a variety of compensation matters.
We Do Not Allow Hedging or Pledging of Company Stock: Our NEOs and directors are prohibited from engaging in any hedging or other similar types of transactions with respect to the Company's common stock.

2015 Performance Highlights

        In 2015, the Company strengthened its position as the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. The decisions made by the Compensation Committee and the Board of Directors on the compensation of our NEOs are reflective of the Company's successes during the year, which include:

  ➢
  In 2015, we reached record annual investment activity, completing over $1.2 billion in new acquisition volume, representing 394 property locations at a weighted average initial real estate capitalization rate of 8.1% on the properties we acquired.

  ➢
  Our strong operating performance continued to provide AFFO per share growth that allowed us to raise our quarterly dividend 8% in the third quarter of 2015 from our previous quarterly dividend amount. At the same time, our AFFO dividend payout ratio fell from 71.4% in the fourth quarter of 2014 to 67.5% in the fourth quarter of 2015.

  ➢
  In April 2015, we issued our sixth series of A+ rated STORE Master Funding fixed-rate, net-lease mortgage notes payable, aggregating $365 million in principal amount of seven- and 10-year notes, with a blended rate of 4.06%, our lowest long-term interest rate to date.

  ➢
  In September 2015, we expanded our revolving credit facility to a total maximum borrowing capacity of $800 million, including the accordion feature, at reduced interest rates that are 35-45 basis points less in each of the tiered rate levels that are based on our leverage ratio.

  ➢
  During 2015, we obtained a BBB- rating from Fitch Ratings, Inc. and, in November 2015, we broadened our access to the debt markets by closing on our inaugural offering of investment-grade senior unsecured notes in an aggregate principal amount of $175 million.

  ➢
  In December 2015, we filed a "shelf" registration statement with the Securities and Exchange Commission, which allows us to sell from time to time various securities, including additional shares of our common stock and debt securities.

  ➢
  During 2015, we completed two follow-on public equity offerings in which we issued and sold an aggregate of 25,562,500 shares of our common stock for proceeds aggregating $521 million, net of underwriters' discounts and offering expenses.

How We Determine Compensation

        Role of the Compensation Committee.    The Compensation Committee oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company's directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. The Compensation Committee's responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading "Corporate Governance Matters—Committees and Meetings of the Board of Directors of the Company—Compensation Committee."

        Role of Management.    Certain of our Named Executive Officers, principally our CEO and CFO, work closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee's consultant in its survey of executive compensation by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by the Compensation Committee.

        Role of Compensation Consultant.    In 2015, the Compensation Committee engaged FPL Associates L.P. ("FPL") as its independent compensation consultant to assist the Compensation Committee with the structure of our executive compensation program. The consultant provided the Compensation Committee with market data and made recommendations with respect to compensation mix and levels. The Compensation Committee has conducted an independence assessment of its consultant and has determined that no conflict of interest exists that would require disclosure under SEC rules. FPL does not provide services to the Company in any other capacity.

        Competitive Market Analysis.    In developing our 2015 executive compensation program, the Compensation Committee, with the assistance of FPL and management, gathered and reviewed the compensation practices, salary levels and target incentive levels of other publicly traded REITs (the "Peer Group") to determine market practices and to ensure that 2015 executive compensation was set at levels that would attract and motivate qualified executives. In selecting the Peer Group, the Compensation Committee and FPL focused on REITs comparable to the Company in terms of asset focus, structure, size and/or growth. As an initial part of the selection process, the Compensation Committee, with FPL's assistance, compiled companies that either focus on or maintain a large component tied to net-lease real estate investments, and to the extent possible, are generally within 0.5x-2.0x the Company's total capitalization. Thereafter, and in order to have a more robust comparator set, companies were selected if they exhibited similar size and growth trajectories as the Company. Applying these criteria, FPL recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:

Name	Property Focus	Headquarters	Number of Employees	Total Capitalization (in millions)
EPR Properties*	Specialty	Kansas City, MO	49	$5,883
Gramercy Property Trust Inc.*	Diversified	New York, NY	100	$5,938
Healthcare Trust of America, Inc.	Health Care	Scottsdale, AZ	181	$5,096
iStar Inc.	Diversified	New York, NY	188	$6,045
Lexington Realty Trust*	Diversified	New York, NY	54	$4,239
LTC Properties, Inc.*	Health Care	Westlake Village, CA	22	$2,192
National Health Investors, Inc.*	Health Care	Murfreesboro, TN	12	$3,273
National Retail Properties, Inc.*	Other Retail	Orlando, FL	62	$8,199
Omega Healthcare Investors, Inc.*	Health Care	Hunt Valley, MD	58	$10,438
Ramco-Gershenson Properties Trust	Shopping Center	Farmington Hills, MI	120	$2,525
Retail Opportunity Investments Corp.	Shopping Center	San Diego, CA	69	$2,991
Spirit Realty Capital, Inc.*	Diversified	Scottsdale, AZ	71	$8,520
STAG Industrial, Inc.*	Industrial	Boston, MA	68	$2,447
Summit Hotel Properties, Inc.	Hotel	Austin, TX	40	$1,930
Median			65	$4,668
Average			78	$4,980
STORE Capital Corporation	Diversified	Scottsdale, AZ	60	$5,038
Relative Percentile Rank			42%-ile	53%-ile

Source: SNL Financial

*
Denotes a net-lease oriented company.

        The Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, the Compensation Committee considers the Peer Group data as well as other factors in its collective judgment including: the executive's experience, performance, internal pay equity, scope of responsibilities and specific skills, together with his or her ability to impact business results, or other business conditions.

Elements of 2015 Compensation

        The Named Executive Officers' 2015 compensation was set forth in an annual written compensation plan as approved by the Compensation Committee and the Company's Board of Directors. For 2015, the compensation of our Named Executive Officers consisted of three principal components:

  •
  Base salary;

  •
  Short-term incentive program (annual cash bonus); and

  •
  Long-term incentive program (equity-based compensation).

        The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2015:

        Set forth below is a discussion of each of the principal components of 2015 compensation for our NEOs.

        Base Salary.    Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary.

        We generally implement any base pay increases on a calendar year basis, with occasional mid-year increases to reflect a promotion or additional experience or responsibilities. The table below includes each Named Executive Officer's base salary as of December 31, 2015 in comparison to his or her base salary as of December 31, 2014. Base salaries did not increase in 2015 since the Named Executive Officer's base salaries were adjusted in connection with entering into new employment agreements prior to our IPO in November 2014.

NEO	Base Salary at December 31, 2014	Base Salary at December 31, 2015	% Increase
Christopher Volk	$600,000	$600,000	0.00%
Mary Fedewa	$420,000	$420,000	0.00%
Catherine Long	$420,000	$420,000	0.00%
Christopher Burbach	$330,000	$330,000	0.00%
Michael Zieg	$330,000	$330,000	0.00%
Michael Bennett	$320,000	$320,000	0.00%

        Short-Term Incentives.    Payment opportunities for cash awards under our STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the "2015 Incentive Plan") are expressed as a percentage of base salary and reflect each individual's contributions to the Company and the market level of compensation for such position. The 2015 Incentive Plan is designed to reward and motivate the Company's executive officers to achieve performance goals that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the Named Executive Officers' interests with those of the Company's stockholders.

        For 2015, the Compensation Committee approved the following threshold, target and maximum award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the 2015 Incentive Plan:

	Payout Opportunities (as a percentage of base salary)
NEO	Threshold	Target	Maximum
Christopher Volk	50%	100%	150%
Mary Fedewa	45%	90%	135%
Catherine Long	45%	85%	125%
Christopher Burbach	40%	80%	120%
Michael Zieg	40%	80%	120%
Michael Bennett	40%	80%	120%

        As illustrated in the chart below, all of the Named Executive Officers were eligible to earn annual cash bonuses based 75% on the Company's achievement of corporate goals (as described in more detail below) and 25% based on individual goals specifically developed for each Named Executive Officer by the Compensation Committee. The Compensation Committee weighted corporate metrics more heavily than individual performance metrics to better align our NEOs with our stockholders because such metrics represent the primary drivers of the Company's financial performance.

2015 Annual Incentive Program Design

        Corporate Performance.    As stated above, 75% of the 2015 annual cash bonus opportunity was based on corporate metrics that were determined by the Compensation Committee. For 2015, the

Compensation Committee identified four primary quantitative measures. The table below sets forth the 2015 corporate performance goal levels, as well as actual results for each performance measure:

		Performance Goal Levels
	Corporate Performance Weight				Actual 2015 Level of Achievement
Corporate Metric		Threshold	Target	Maximum
Origination Volume(1)	20%	$500MM	$750MM	$1.2B	$1.213B
AFFO per Share(2)	50%	$1.31	$1.36	$1.42	$1.49
Debt to EBITDA(3)	10%	6.76x - 7.00x	6.51x - 6.75x	<=6.50x	5.70x
Return on Equity(4)	20%	9.00%	9.50%	10.00%	11.70%

(1)
Represents our annual investment volume excluding non-cash items and investments meant to be temporary in nature.

(2)
Adjusted Funds From Operations ("AFFO") is a non-GAAP measure; a definition of AFFO, and a reconciliation to net income, is included in Management's Discussion and Analysis in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016.

(3)
Represents outstanding debt divided by EBITDA calculated on a run-rate basis as of period end.

(4)
Represents AFFO calculated on a run-rate basis as of period end divided by average adjusted stockholders' equity.

        Individual Performance.    The remaining 25% of the 2015 annual cash bonus opportunity was based on individual goals specifically developed for each Named Executive Officer that were designed to further drive our corporate metrics and contribute to a successful annual business plan and, with respect to each Named Executive Officer other than the CEO, to enhance the efficiency of each NEO's department and the processes he or she oversees. In the case of the CEO, he only achieves his individual performance goal to the extent the other NEOs achieve their individual goals. Each NEO's individual goals are not ranked in order of importance or assigned individual values with respect to the bonus amount, and the determination of achievement of goals is made by the Compensation Committee in its discretion.

        2015 Payouts.    For 2015, each Named Executive Officer earned the maximum cash bonus based on the weighted achievement of corporate metrics and the successful completion of all individual goals. The following table shows the actual payouts for each NEO under the 2015 Incentive Plan for 2015:

NEO	Actual Payout
Christopher Volk	$900,000
Mary Fedewa	$567,000
Catherine Long	$525,000
Christopher Burbach	$396,000
Michael Zieg	$396,000
Michael Bennett	$384,000

        Long-Term Incentives.    Our 2015 Incentive Plan allows for awards of restricted shares of the Company's common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package. The Board of Directors has delegated responsibility for administration of the 2015 Incentive Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee's policy to review and approve all annual equity compensation awards to directors, officers, and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

        During 2015, we granted time-based restricted stock and performance-based restricted stock units ("RSUs") to our executive officers. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our Named Executive Officers as compared to other equity-based awards such as stock options because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While STORE has never issued stock options or other forms of equity compensation to its employees, the Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. The Compensation Committee believes that the equity awards granted in 2015 appropriately align the long-term interests of our Named Executive Officers with those of our stockholders.

        During 2015, the Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to the NEOs, of which:

  (i)
  75% were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2017 based on the level of achievement of the Total Shareholder Return ("TSR") of the Company relative to a custom REIT peer group (the "Custom Peer Group Index"), as further described below. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2017 and 50% will vest on December 31, 2018, subject to the NEO's continued employment through such date.

  (ii)
  25% were granted in the form of time-based restricted stock that vests over a four-year period assuming continued employment of the NEO.

NEO	Target Equity Grant (as a percentage of base salary)
Christopher Volk	250%
Mary Fedewa	200%
Catherine Long	175%
Christopher Burbach	125%
Michael Zieg	125%
Michael Bennett	125%

        The actual number of shares of time-based restricted stock and RSUs awarded to each NEO was determined by dividing the applicable grant amount (in dollars) by the closing price of the Company's common stock on December 31, 2014, the final trading date prior to commencement of the RSU performance period. The table below reflects the number of shares of time-based restricted stock and RSUs (at target) granted to each of our NEOs in 2015, as well as the target value of those awards:

Name	# of Restricted Shares	# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs ($)
Christopher Volk	17,353	52,059	$1,500,000
Mary Fedewa	9,718	29,153	$840,000
Catherine Long	8,503	25,509	$735,000
Christopher Burbach	4,772	14,316	$412,500
Michael Zieg	4,772	14,316	$412,500
Michael Bennett	4,627	13,883	$400,000

        As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on such individual's contributions to STORE and the market level of compensation for such position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash when and, solely to the extent, the underlying RSUs vest.

        The following table illustrates the performance measurement period and vesting period, as applicable, of our 2015 long-term equity incentive award grants:

        The actual amount of the performance-based RSUs that may be earned and become vested will be between 0% and 233.33% of the Target amount, depending on our level of achievement of TSR relative to the un-weighted average TSR of the Custom Peer Group Index (the "Index Return"). The Custom Peer Group Index is a non-market capitalization weighted index that is comprised of 10 select REITs that operate within the public net lease industry. As a result of the direct net-lease investments across the companies comprising the Custom Peer Group Index, their performance is more closely correlated to the Company. The following companies comprise the Custom Peer Group Index:

Agree Realty	National Retail Properties	Spirit Realty Capital
EPR Properties	Realty Income Corporation	STAG Industrial
Gramercy Property Trust(1)	Select Income REIT	W.P. Carey Inc.
Lexington Realty Trust

(1)
The Custom Peer Group Index previously included Chamber Street Properties, a Maryland real estate investment trust (formerly NYSE:CSG), and Gramercy Property Trust Inc., a Maryland corporation (formerly NYSE:GPT). On December 17, 2015, Gramercy Property Trust, Inc. merged with and into a wholly-owned subsidiary of Chamber Street Properties, with the subsidiary surviving, and Chamber Street Properties changed its name to "Gramercy Property Trust" and began trading on the NYSE under the "GPT" ticker symbol.

        TSR, which captures both changes in stock price and dividends paid, is the sole metric used in assessing performance under the Company's long-term incentive program for the performance period ending December 31, 2017. In order to earn target level awards, the Company must outperform the Index Return by 5%. The specific requirements and corresponding award levels are contained in the table below.

Performance Level	Company TSR Relative to Index Return	RSUs Vested as a Percentage of Target
Threshold	Company TSR must be within 15% of Index Return	33.33%
Target	Company TSR must exceed Index Return by at least 5%	100%
Maximum	Company TSR must exceed Index Return by at least 25%	233.33%

        As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 233.33% of the Target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs are earned for below-threshold performance, and payout is capped at (i) 233.33% of Target even if performance exceeds the maximum goal and (ii) 100% of Target unless the Company's TSR for the performance period is at least 10%.

Long-Term Incentives with STORE Holding Company, LLC

        In connection with the May 2011 formation and initial equity commitment into the Company, STORE Holding granted equity interests to the founding members of our senior leadership team designed to provide a long-term incentive to the recipients. An additional grant of equity interests was made to the members of our senior leadership team in connection with a March 2013 secondary equity commitment from STORE Holding. These equity interests, or profits interests, were granted in the form of Series B Units and were issued under the Limited Liability Company Agreement, dated as of May 17, 2011 of STORE Holding, as amended or supplemented from time to time (the "LLC Agreement"). On April 1, 2016, the Series B Units became eligible to receive cash distributions from STORE Holding, the payment of which will not impact the holders of our common stock. In order for the holders of the Series B Units to receive cash distributions with respect to their Series B Units, the equity investors of STORE Holding were first entitled to recover all of their invested capital plus a specified cash return on such capital.

401(k) Plan

        We have established a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Tax and Accounting Considerations

        Section 162(m) of the Code generally provides that a publicly-held corporation may not deduct in any one taxable year compensation in excess of $1 million paid to its CEO and the next three highest compensated officers (other than the CFO) employed on the last day of the fiscal year, unless the compensation is qualifying performance-based compensation and detailed criteria are satisfied. The Compensation Committee considers Section 162(m) in making awards and generally provides awards designed to be deductible, provided additional requirements are satisfied. However, the Compensation Committee retains flexibility to provide compensation outside those requirements when it considers it appropriate to achieve our compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m).

        The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives.

Other Compensation Policies

        Stock Ownership Guidelines.    We believe that stock ownership by our executive officers helps to align their interests with the interests of our stockholders. As such, on February 17, 2016, the Compensation Committee adopted a stock ownership policy applicable to our executive officers. Our executive officers are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Officer	Ownership Level
Chief Executive Officer	six times base salary
Executive Vice Presidents	three times base salary

        Required stock ownership levels for officers will be based on their base salary as of the date he or she becomes subject to the stock ownership guidelines and the average closing sale price of the Company's common stock for the 60 trading days following such date. Each officer will have five years to satisfy his or her applicable ownership requirement. If an officer does not satisfy the specified ownership levels when the applicable transition period ends, the stock ownership policy requires that the officer retain 100% of the net after-tax (and any applicable exercise costs) amount of any equity held, and subsequently awarded, until the ownership guidelines are satisfied.

        Anti-Hedging and Pledging.    Our directors and executive officers are prohibited from engaging in short sales of our common stock, buying or selling puts or calls or trading in options involving our common stock, or engaging in any transaction involving derivative securities intended to hedge the market risk in our stock. Our directors and executive officers are also prohibited from purchasing securities on margin or otherwise pledging securities as collateral for a loan or other arrangement, except with the prior written consent of the Chief Compliance Officer.

Compensation Risk Assessment

        The Company and the Compensation Committee consider many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2015, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

  •
  the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

  •
  the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

  •
  the Compensation Committee has elected to use time-based restricted stock and performance-based RSUs, which are intended to provide our NEOs with a significant interest in the long-term performance of our stock and are subject to forfeiture upon certain employment termination events;

  •
  performance-based RSUs tied to our three-year total shareholder returns relative to a narrow REIT peer group further focus our NEOs on long-term value creation;

  •
  short-term cash incentive awards are based on metrics related to Company financial and operational goals;

  •
  we have adopted a stock ownership policy for our NEOs and directors which requires them to own meaningful levels of Company stock;

  •
  we have adopted an insider trading policy which imposes mandatory pre-clearance of all trades in Company securities, and prohibits, among other things, trading in Company securities other than in defined trading windows, short sales of Company securities, buying or selling puts or calls, trading in options, hedging transactions, or purchasing Company securities on margin or otherwise pledging Company securities as collateral without the prior written consent of the Company's Chief Compliance Officer;

  •
  pursuant to agreements with each of the NEOs, the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to him or her if the Company's financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company's NEOs; and

  •
  incentive awards to our NEOs are capped.

 COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

        This report provides information concerning the Compensation Committee of the Board of Directors. The Compensation Committee's Charter is available on the Company's investor relations website at http://ir.storecapital.com. The Compensation Committee is comprised of a majority of independent directors, as defined and permitted by NYSE's transition rules for companies that no longer qualify for "controlled company" status.

        The Compensation Committee has reviewed the disclosures under the caption "Compensation Discussion and Analysis" contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and this Proxy Statement for filing with the Securities and Exchange Commission.

The Compensation Committee
Derek Smith, Chairman Morton H. Fleischer Quentin P. Smith. Jr.

 COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Volk	2015	600,000	—	1,941,119	900,000	30,506	3,471,625
President and Chief	2014	600,000	600,000	1,961,898	—	30,400	3,192,298
Executive Officer	2013	500,000	484,500	871,896	—	30,126	1,886,522
Mary Fedewa	2015	420,000	—	1,087,030	567,000	28,835	2,102,865
Executive Vice President—	2014	420,000	420,000	941,584	—	26,659	1,808,243
Acquisitions	2013	350,000	339,000	387,504	—	25,507	1,102,011
Catherine Long	2015	420,000	—	951,146	525,000	23,613	1,919,759
Executive Vice President—	2014	420,000	420,000	941,584	—	23,374	1,804,958
Chief Financial Officer and	2013	350,000	339,000	411,720	—	24,604	1,125,324
Treasurer
Christopher Burbach	2015	330,000	—	533,809	396,000	22,819	1,282,628
Executive Vice President—	2014	330,000	330,000	803,829	—	21,879	1,485,708
Underwriting	2013	320,000	310,000	349,392	—	17,208	996,600
Michael Zieg	2015	330,000	—	533,809	396,000	20,172	1,279,981
Executive Vice President—	2014	330,000	330,000	803,829	—	19,933	1,483,762
Portfolio Management	2013	320,000	310,000	387,504	—	19,663	1,037,167
Michael Bennett	2015	320,000	—	517,627	384,000	29,041	1,250,668
Executive Vice President—	2014	320,000	320,000	791,218	—	29,833	1,461,051
General Counsel, Chief	2013	320,000	310,000	387,504	—	30,532	1,048,036
Compliance Officer and Secretary

(1)
Cash bonuses paid in February 2016 for performance during 2015 are presented under the column labeled "Non-Equity Incentive Plan Compensation" because they were awarded in accordance with an incentive plan.

(2)
The amounts included in this column reflect the aggregate grant date fair value of restricted stock and RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2015, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(3)
The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs during 2015 under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading "Elements of 2015 Compensation—Short-Term Incentives."

(4)
The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the "All Other Compensation"

  column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Christopher Volk	2015	10,451	1,235	8,220	10,600	30,506
	2014	10,451	1,149	8,400	10,400	30,400
	2013	10,451	1,075	8,400	10,200	30,126
Mary Fedewa	2015	8,335	1,500	8,400	10,600	28,835
	2014	8,335	—	7,924	10,400	26,659
	2013	8,335	—	6,972	10,200	25,507
Catherine Long	2015	11,012	—	2,001	10,600	23,613
	2014	11,012	—	1,962	10,400	23,374
	2013	11,012	1,500	1,892	10,200	24,604
Christopher Burbach	2015	5,493	—	6,726	10,600	22,819
	2014	5,493	30	5,956	10,400	21,879
	2013	3,012	—	3,996	10,200	17,208
Michael Zieg	2015	7,571	—	2,001	10,600	20,172
	2014	7,571	—	1,962	10,400	19,933
	2013	7,571	—	1,892	10,200	19,663
Michael Bennett	2015	10,607	1,108	6,726	10,600	29,041
	2014	10,607	1,402	7,424	10,400	29,833
	2013	10,607	1,325	8,400	10,200	30,532

Employment Agreements

        Upon consummation of our IPO, each of our NEOs entered into an employment agreement (each, an "Employment Agreement," and collectively, the "Employment Agreements") with STORE Capital Advisors, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company ("STORE Capital Advisors"), and the Company as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have a four-year term that commenced upon the consummation of the IPO in November 2014.

        Each NEO's Employment Agreement provides for his or her annual base salary, which is set forth in each case in the Summary Compensation Table above under the column entitled "Salary." Each of the Employment Agreements have an initial base salary that is equal to the 2015 salary set forth in the Summary Compensation Table above. The base salary is considered annually by our Board of Directors, or a committee thereof, and may be increased at the discretion of our Board of Directors or such committee; however, the base salary, including any increases, may not be decreased during the term of the Employment Agreement. Any increase will be retroactive to January 1 of the year in which the increase is approved.

        In addition to the base salary, each NEO will be eligible to receive an annual incentive bonus for each fiscal year during the term of his or her Employment Agreement, based on the satisfactory achievement of reasonable performance criteria and objectives to be adopted by our Board of Directors, as advised by the Compensation Committee of our Board of Directors, in its sole discretion, after consultation with management, each year prior to or as soon as practicable after the commencement of such year, but in no event later than March 1 of the applicable performance year. Such bonuses, if any, are generally paid in the year following the applicable performance year. In addition, each NEO will be eligible to receive equity awards, if any, as determined by our Board of Directors under the 2015 Incentive Plan.

        The Employment Agreements also include provisions that would require the Company or its successors to pay or provide certain compensation and benefits to the NEOs in the event of certain terminations of employment or a change of control of the Company as more fully described in the section titled "Potential Payments upon Termination or Change of Control" below.

        The Employment Agreements also contain standard confidentiality provisions, which apply indefinitely and non-competition and non-solicitation provisions which apply during the term of the Employment Agreement and for one year following the NEO's termination under certain circumstances.

Grants of Plan-Based Awards

        The following table shows information regarding grants of plan-based awards made by the Company during 2015 to the individuals named below.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher Volk	—	300,000	600,000	900,000
	3/27/2015							17,353	402,069
	3/27/2015				17,353	52,059	121,472		1,539,050
Mary Fedewa	—	189,000	378,000	567,000
	3/27/2015							9,718	225,166
	3/27/2015				9,718	29,153	68,024		861,864
Catherine Long	—	189,000	357,000	525,000
	3/27/2015							8,503	197,015
	3/27/2015				8,503	25,509	59,521		754,131
Christopher Burbach	—	132,000	264,000	396,000
	3/27/2015							4,772	110,567
	3/27/2015				4,772	14,316	33,405		423,241
Michael Zieg	—	132,000	264,000	396,000
	3/27/2015							4,772	110,567
	3/27/2015				4,772	14,316	33,405		423,241
Michael Bennett	—	128,000	256,000	384,000
	3/27/2015							4,627	107,208
	3/27/2015				4,627	13,883	32,393		410,419

(1)
The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs under the 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee in March 2015. The cash awards under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading "Elements of 2015 Compensation—Short-Term Incentives." The actual cash paid in February 2016 for performance in 2015 is reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(2)
The amounts reported in these columns represent potential share payouts with respect to performance-based restricted stock units ("RSUs") granted under the 2015 Incentive Plan. The number of shares of common stock to be delivered at vesting of the RSUs will be based on our achievement of total shareholder return (TSR) relative to the un-weighted average TSR of the Custom Peer Group Index over a three-year period ending December 31, 2017. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2017 and 50% will vest on December 31, 2018, subject to the NEO's continued employment through such date. No shares are earned for less than threshold performance, and the shares earned will not exceed the target amount of RSUs granted unless the Company's TSR, without regard to the return of the Custom Peer Group Index, is equal to or greater than a compounded annual return of 10% for the three-year period. The RSUs granted to our NEOs under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading "Elements of 2015 Compensation—Long-Term Incentives."

(3)
The amounts reported in this column reflect the time-based restricted stock granted to each of the NEOs in 2015. These shares are only subject to time-based vesting and vest 25% per year over a four-year period. The Company did not grant options during 2015. The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the Compensation Discussion and Analysis under the heading "Elements of 2015 Compensation—Long-Term Incentives."

(4)
The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of restricted stock and RSUs granted during 2015 pursuant to the 2015 Incentive Plan. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 7 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Additional information regarding the 2015 Incentive Plan is discussed in further detail in the Compensation Discussion and Analysis under the headings "Elements of 2015 Compensation—Long-Term Incentives" and "2015 Omnibus Equity Incentive Plan."

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2015 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher Volk	155,025	3,596,580	160	(3)(4)(7)	5,926,219	(8)
			140	(3)(5)(7)	2,037,580	(8)
			121,472	(6)	2,818,150
Mary Fedewa	74,250	1,722,600	60	(3)(4)	2,222,332	(8)
			105	(3)(5)	1,528,186	(8)
			68,024	(6)	1,578,157
Catherine Long	74,210	1,721,672	60	(3)(4)	2,222,332	(8)
			105	(3)(5)	1,528,186	(8)
			59,521	(6)	1,380,887
Christopher Burbach	56,264	1,305,325	140	(3)(5)	2,037,580	(8)
			33,405	(6)	774,996
Michael Zieg	62,828	1,457,610	60	(3)(4)	2,222,332	(8)
			105	(3)(5)	1,528,186	(8)
			33,405	(6)	774,996
Michael Bennett	62,104	1,440,813	60	(3)(4)	2,222,332	(8)
			105	(3)(5)	1,528,186	(8)
			32,393	(6)	751,518

(1)
The following table sets forth the vesting schedule of the shares reported in this column for each NEO, which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest:

	Named Executive Officer
Vesting Date	Christopher Volk	Mary Fedewa	Catherine Long	Christopher Burbach	Michael Zieg	Michael Bennett
2/15/2016	58,976	27,655	28,104	18,792	24,693	24,512
2/15/2017	47,187	22,413	22,531	18,788	19,451	19,270
2/15/2018	32,016	15,672	15,368	12,713	12,713	12,532
2/15/2019	16,846	8,510	8,207	5,971	5,971	5,790
(2)
Market value was calculated using the closing price of our common stock as reported on the NYSE on December 31, 2015, which was $23.20.

(3)
Represents the Series B Units of STORE Holding granted to members of our senior leadership team by STORE Holding in consideration of their services to STORE Holding in connection with the initial and secondary equity commitments of its members. 75% of each award vests ratably over five years, with 15% vesting each year on the anniversary of the respective grant dates and 25% remaining subject to forfeiture if a termination occurs under certain circumstances. On

  April 1, 2016, the Series B Units became eligible to receive cash distributions from STORE Holding, the payment of which will not impact the holders of our common stock.

(4)
Series B-1 Units granted May 2011.

(5)
Series B-2 Units granted March 2013.

(6)
These performance-based RSUs are eligible to vest based upon our achievement of TSR relative to the un-weighted average TSR of the Custom Peer Group Index over a three-year period ending December 31, 2017. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2017 and 50% will vest on December 31, 2018, subject to the NEO's continued employment through such date.

(7)
Includes Series B Units held in irrevocable trusts with respect to which Mr. Volk disclaims any legal or beneficial ownership.

(8)
The market value of the Series B Units assumes that STORE Holding sold its remaining equity interests in the Company and liquidated without any transaction costs on December 31, 2015. While this calculation is based upon the closing price of a share of our common stock of $23.20 as reported on the NYSE on December 31, 2015, the actual valuation is only determinable when the holders of the equity interests become eligible to receive cash distributions with respect to these equity interests, which occurred on April 1, 2016. In order for the holders of the Series B Units to receive cash distributions with respect to their Series B Units, the equity investors of STORE Holding were first entitled to recover all of their invested capital plus a specified cash return on such capital.

Options Exercises and Stock Vested

        The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2015.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Christopher Volk	42,125	943,179
Mary Fedewa	19,145	428,657
Catherine Long	19,895	445,449
Christopher Burbach	12,820	287,040
Michael Zieg	18,723	419,208
Michael Bennett	18,723	419,208

(1)
STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2015.

(2)
Shares vested on February 15, 2015. This column represents the value realized upon vesting calculated by multiplying $22.40, the closing price of our common stock on February 13, 2015 (the last trading date prior to the vesting date), by the number of shares that vested, less the par value of shares ($0.01 per share) paid by the NEO.

Pension Benefits and Nonqualified Deferred Compensation

        There were no deferred compensation or defined benefit plans in place for 2015.

Potential Payments upon Termination or Change of Control

        As discussed above, upon consummation of our IPO, each of our NEOs entered into an Employment Agreement with STORE Capital Advisors and the Company as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements require STORE to pay or provide certain compensation and benefits to our Named Executive Officers in the event of certain terminations of employment or a change of control of STORE. The narrative and table below reflect the types and amount of compensation payable to each of the NEOs in the event of a change of control of STORE and/or termination of the executive's employment under the various circumstances described. The amounts shown assume that the termination was effective as of December 31, 2015 and only include amounts to the extent not already earned as of that time. These are only estimates of the amounts which would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of an executive's actual separation from the Company.

Death or Disability

        Our NEOs' Employment Agreements provide that each NEO, or his or her estate, is entitled to certain benefits in the event of his or her disability or death. Specifically, each NEO or, in the event of the NEO's death, his or her estate, is entitled to receive:

  •
  all base salary, incentive bonus and other benefits earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination;

  •
  an amount equal to the incentive bonus for which the NEO was eligible in the year in which his or her death or his or her termination due to disability occurs, prorated for the portion of the year he or she was employed and less any incentive bonus payments received by the NEO with respect to the year of termination;

  •
  immediate vesting of any and all outstanding unvested shares of our restricted common stock that he or she had been awarded as part of our bonus program; and

  •
  to the extent the NEO is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA, for a period of 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

        Additionally, pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, in the event of his or her disability or death, each NEO (or his or her estate, as applicable) is entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of his or her death or disability, prorated for the number of days that have lapsed in the applicable performance period. Any RSU that does not vest on the date of such termination is automatically forfeited.

Termination for "Cause" or Resignation without "Good Reason"

        If we terminate a NEO for "cause" (as defined below) or the NEO resigns without "good reason" (as defined below), the NEO would be entitled to receive his or her annual base salary, incentive bonus and other benefits earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination.

        "Cause" means the NEO's:

  •
  refusal or neglect, in the reasonable judgment of our Board of Directors, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us;

  •
  willful misconduct;

  •
  personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board of Director's reasonable discretion;

  •
  conviction of or entering a plea of guilty or nolo contendre (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction);

  •
  willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board of Director's reasonable discretion; or

  •
  any material breach of the NEO's non-competition, non-solicitation or confidentiality covenants.

        "Good reason" means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO's written consent:

  •
  a material reduction of, or other material adverse change in, the NEO's duties, titles, responsibilities or reporting requirements, or the assignment to the NEO of any duties, responsibilities or reporting requirements that are materially inconsistent with his or her position;

  •
  a reduction in the NEO's base salary or incentive bonus;

  •
  a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona;

  •
  a material breach by us of the NEO's Employment Agreement; or

  •
  a failure by us, in the event of a change of control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO's Employment Agreement.

A termination for "good reason" will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO's determination that "good reason" exists and (ii) we fail to cure or resolve the NEO's issues within 20 days of receipt of such notice.

Termination without "Cause" or Resignation for "Good Reason"

        If the NEO resigns for "good reason" (as defined above) or we terminate him or her without "cause" (as defined above), the NEO will be entitled to the severance benefits described below:

  •
  all base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination;

  •
  in the case of our Chief Executive Officer, an amount equal to two times the sum of (1) his base salary, plus (2) the incentive bonus for which he was eligible in the prior fiscal year, whether received or not; and in the case of our other NEOs, an amount equal to one and one-half times the sum of (1) his or her base salary, plus (2) the incentive bonus for which the NEO was eligible in the prior fiscal year, whether received or not;

  •
  to the extent the NEO is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA, for a period of 12 months, the excess of (1) the amount the NEO is required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan; and

  •
  only if we terminate him or her without "cause," (1) the incentive bonus for which the NEO is eligible in the year in which the termination occurs, prorated for the portion of the year he or she was employed and (2) immediate vesting of any and all outstanding unvested shares of our restricted common stock that he or she has been awarded as part of our bonus program.

        Additionally, pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, if a NEO resigns for "good reason" or we terminate him or her without "cause," the NEO will be entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of his or her resignation or termination, prorated for the number of days that have lapsed in the applicable performance period. Any RSU that does not vest on the date of such termination is automatically forfeited.

Potential Payments upon Change of Control

        If a "change of control" (as defined below) occurs, and within six months and one day prior to or after the change of control the NEO's employment with us is terminated by us for any reason (including for "cause"), the NEO will become 100% vested in any unvested shares of restricted common stock granted in connection with our annual bonus program. If, however, the NEO terminates his or her employment prior to or after the change of control for any reason, the NEO will immediately forfeit any unvested shares of restricted common stock granted in connection with our bonus program.

        Additionally, pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, upon a change of control (as defined in the 2015 Incentive Plan) and regardless of whether the NEO's employment is terminated by us or he or she resigns for any reason, the NEO will be entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of the change of control. Any RSU that does not vest on the date of such termination is automatically forfeited.

        Under the Employment Agreements, a "change of control" includes the occurrence of any of the following events: (a) the acquisition of more than 50% of the then outstanding voting securities of STORE Capital Advisors, the Company or STORE Holding by any person, entity or affiliated group, excluding any employee benefit plan of the Company, any "Sponsor Member" or any "Affiliate" of a Sponsor Member (as such terms are defined in the LLC Agreement); (b) the consummation of any merger or consolidation of STORE Capital Advisors, the Company or STORE Holding into another company, such that the holders of the voting securities of STORE Capital Advisors, the Company or STORE Holding immediately prior to such merger or consolidation are less than 50% of the combined voting power of the securities of the surviving company or the parent of such surviving company; (c) the complete liquidation of STORE Capital Advisors, the Company or STORE Holding or the sale or disposition of all or substantially all of STORE Capital Advisors', the Company's or STORE Holding's assets, such that, after the transaction, the holders of the voting securities of STORE Capital Advisors, the Company or STORE Holding immediately prior to the transaction hold less than 50% of the voting securities of the acquirer or the parent of the acquirer; or (d) the Sponsor Directors (as defined in the LLC Agreement) on the board of directors of STORE Holding at the beginning of any consecutive 24 calendar month period commencing on or after the Effective Date (as defined in the

Employment Agreement) (the "Incumbent Members") cease for any reason other than death to constitute at least a majority of the members of such board; provided that any director whose election, or nomination for election by a Sponsor Member, was approved by a vote of at least a majority of the members of the board then still in office who were members of such board at the beginning of such 24 calendar month period, shall be deemed to be an Incumbent Member.

Potential Payments upon Termination or Change of Control

        The following table shows the estimated potential payments had a termination or a change of control of the Company, as applicable, occurred on December 31, 2015 for each of the Company's NEOs.

			Not in connection with a Change of Control		In connection with a Change of Control
Name	Benefit	Death or Disability ($)	Resignation for Good Reason ($)(2)	Termination without Cause ($)	Termination for Cause ($)(3)(4)	Resignation for Good Reason ($)(2)(4)	Termination without Cause ($)(4)	Upon a Change of Control ($)
Christopher Volk	Cash Severance	—	3,000,000	3,000,000	—	3,000,000	3,000,000	—
	Accelerated Vesting of Restricted Stock	3,596,580	—	3,596,580	3,596,580	—	3,596,580	—
	Accelerated Vesting of RSUs(1)	938,526	938,526	938,526	—	—	—	2,818,150
	Health Benefits	19,082	12,721	12,721	—	12,721	12,721	—
	Total	4,554,188	3,951,247	7,547,827	3,596,580	3,012,721	6,609,301	2,818,150
Mary Fedewa	Cash Severance	—	1,480,500	1,480,500	—	1,480,500	1,480,500	—
	Accelerated Vesting of Restricted Stock	1,722,600	—	1,722,600	1,722,600	—	1,722,600	—
	Accelerated Vesting of RSUs(1)	525,572	525,572	525,572	—	—	—	1,578,157
	Health Benefits	19,082	12,721	12,721	—	12,721	12,721	—
	Total	2,267,254	2,018,793	3,741,393	1,722,600	1,493,221	3,215,821	1,578,157
Catherine Long	Cash Severance	—	1,417,500	1,417,500	—	1,417,500	1,417,500	—
	Accelerated Vesting of Restricted Stock	1,721,672	—	1,721,672	1,721,672	—	1,721,672	—
	Accelerated Vesting of RSUs(1)	459,876	459,876	459,876	—	—	—	1,380,887
	Health Benefits	8,971	5,980	5,980	—	5,980	5,980	—
	Total	2,190,519	1,883,356	3,605,028	1,721,672	1,423,480	3,145,152	1,380,887
Christopher Burbach	Cash Severance	—	1,089,000	1,089,000	—	1,089,000	1,089,000	—
	Accelerated Vesting of Restricted Stock	1,305,325	—	1,305,325	1,305,325	—	1,305,325	—
	Accelerated Vesting of RSUs(1)	258,096	258,096	258,096	—	—	—	774,996
	Health Benefits	16,719	11,146	11,146	—	11,146	11,146	—
	Total	1,580,140	1,358,242	2,663,567	1,305,325	1,100,146	2,405,471	774,996
Michael Zieg	Cash Severance	—	1,089,000	1,089,000	—	1,089,000	1,089,000	—
	Accelerated Vesting of Restricted Stock	1,457,610	—	1,457,610	1,457,610	—	1,457,610	—
	Accelerated Vesting of RSUs(1)	258,096	258,096	258,096	—	—	—	774,996
	Health Benefits	8,971	5,980	5,980	—	5,980	5,980	—
	Total	1,724,677	1,353,076	2,810,686	1,457,610	1,094,980	2,552,590	774,996
Michael Bennett	Cash Severance	—	1,056,000	1,056,000	—	1,056,000	1,056,000	—
	Accelerated Vesting of Restricted Stock	1,440,813	—	1,440,813	1,440,813	—	1,440,813	—
	Accelerated Vesting of RSUs(1)	250,277	250,277	250,277	—	—	—	751,518
	Health Benefits	8,971	5,980	5,980	—	5,980	5,980	—
	Total	1,700,061	1,312,257	2,753,070	1,440,813	1,061,980	2,502,793	751,518

(1)
Based upon the actual level of achievement of the performance criteria applicable to outstanding unvested RSUs as of December 31, 2015, each NEO would have been entitled to the maximum number of RSUs granted.

(2)
If a NEO resigned without "good reason" on December 31, 2015, the NEO would have been entitled to receive his or her annual base salary, incentive bonus and other benefits earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination. The NEO would not be entitled to any additional payments and would immediately forfeit all unvested shares of restricted stock and RSUs.

(3)
In the event a NEO was terminated for "cause" on December 31, 2015 and a change of control occurs on or before July 1, 2016, the NEO would be entitled to become fully vested in the outstanding unvested shares of our restricted common stock he or she held at the time of his or her termination; however, the NEO would immediately forfeit any unvested RSUs.

(4)
Pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, upon a change of control, each NEO will be entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of the change of control, regardless of whether the NEO's employment is terminated or he or she resigns for any reason. Thus, in addition to the amounts in these columns, each NEO would be entitled to immediate vesting of outstanding unvested RSUs. The amounts that the NEOs would have realized are reflected in the "Upon a Change of Control" column of this table.

Accelerated Vesting of Long-Term Incentives with STORE Holding Company, LLC

        Pursuant to the LLC Agreement of STORE Holding, if a NEO's employment is terminated for any reason other than cause (as defined in the LLC Agreement) or if he or she resigns for any reason within six months and one day prior to a change of control (as defined in the NEO's Employment Agreement) that results in a distribution on Series B Units pursuant to the LLC Agreement, then each NEO would be entitled to participate in such distribution with respect to 75% of the Series B Units he or she held at the time of his or her termination, whether or not such units were vested at such time. If a change of control of STORE occurred on December 31, 2015 at a valuation based upon the closing price of a share of our common stock of $23.20 as reported on the NYSE on December 31, 2015, and such transaction resulted in a liquidation of STORE Holding's remaining equity interests in the Company without any transaction costs, the change of control would have resulted in a distribution on Series B Units of STORE Holding. If each of the NEOs was terminated simultaneously with the change of control, each would have been entitled to participate in the distribution with respect to a greater number of Series B Units than were vested at December 31, 2015. The unvested portion of each NEO's Series B Units would have entitled him or her to the following amounts: Volk ($3,532,205); Fedewa ($1,815,780); Long ($1,815,780); Burbach ($1,309,874); Zieg ($1,815,780) and Bennett ($1,815,780).

REPORT OF THE AUDIT COMMITTEE

        This report provides information concerning the Audit Committee of the Board of Directors. The committee's charter is available on the Company's investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. The Audit Committee is comprised entirely of independent directors, as defined and required by applicable rules of the New York Stock Exchange. The current members are Messrs. Joseph M. Donovan (Chair), Morton H. Fleischer and William F. Hipp. Prior to April 14, 2016, the members of the Audit Committee were Joseph M. Donovan (Chair), Morton H. Fleischer and Quentin P. Smith, Jr. Effective April 14, 2016, Mr. Hipp was appointed to the Audit Committee to fill the seat formerly held by Mr. Quentin Smith who was appointed to the Nominating and Corporate Governance Committee.

        In connection with its function to oversee and monitor the Company's financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2015; (2) discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; (3) received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; and (4) discussed with Ernst & Young LLP its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2015 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

        This report has been furnished by the members of the Audit Committee of the Board of Directors as composed prior to April 14, 2016.

Members of the Audit Committee
Joseph M. Donovan, Chairman Morton H. Fleischer Quentin P. Smith, Jr.

 PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors selected Ernst & Young LLP ("E&Y") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2016. Although stockholder approval is not required, after careful consideration of the matter, the Board of Directors is submitting the selection of E&Y to stockholders for ratification at the Annual Meeting. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

        The following table sets forth the aggregate fees paid by us to E&Y for professional services rendered in connection with the audit of the Company's consolidated financial statements for 2015 and 2014.

	2015	2014
Audit fees(a)	$1,173,578	$1,051,216
Audit-related fees(b)	135,000	115,000
Tax Fees(c)	262,886	347,008
All other fees	—	—

Total	$1,571,464	$1,513,224

(a)
Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.

(b)
Audit-related fees consist of fees for attestation services rendered by E&Y related to the issuance of notes through our STORE Master Funding debt program.

(c)
Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning.

        In accordance with its policies and procedures, the Audit Committee selects the Company's independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with the Audit Committee's charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

        None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

        Approval of the ratification of the selection of E&Y as the Company's independent registered public accounting firm for the year ending December 31, 2016 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the selection of E&Y is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders fail to ratify the selection, the Audit Committee will reconsider the selection of E&Y but will not be required to select a different firm.

Board Recommendation

        The Board of Directors recommends that you vote "FOR" the ratification of the selection of E&Y as the Company's independent registered public accounting firm for the year ending December 31, 2016.

 PROPOSAL NO. 3—ADVISORY VOTE APPROVING THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company's Named Executive Officers identified in the section titled "Compensation Discussion and Analysis" set forth above in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders hereby approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."

        Details concerning how we implement our compensation philosophy and structure our compensation programs to meet the objectives of our compensation program are provided in the section titled "Compensation Discussion and Analysis" set forth above in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

        This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company's stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

        Approval of this non-binding advisory resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Board Recommendation

        The Board of Directors recommends that you vote "FOR" the resolution to approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.

 PROPOSAL NO. 4—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES APPROVING EXECUTIVE COMPENSATION

        In accordance with the Dodd-Frank Act, the Company requests that our stockholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder advisory vote to approve the compensation of our Named Executive Officers, similar to Proposal No. 3 above. By voting on this proposal, stockholders may indicate whether they would prefer that the Company provide for such a stockholder advisory vote at future annual meetings every year, every two years or every three years.

        After careful consideration, the Board determined that providing a stockholder advisory vote to approve the compensation of our Named Executive Officers every year is the most appropriate alternative for the Company at this time. In formulating its recommendation, the Board of Directors determined that an annual advisory vote on Named Executive Officer compensation will allow stockholders to provide their direct input on our compensation philosophy, policies and practices as disclosed in this and future proxy statements on a more timely and consistent basis than if the vote were held less frequently. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

        Stockholders of the Company will have the opportunity to specify one of four choices for this proposal on the proxy card: (1) every year; (2) every two years; (3) every three years; or (4) abstain. Stockholders are not voting to approve or disapprove of the Board's recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation. If none of the frequency options receives majority support, the option receiving the greatest number of votes cast will be considered the frequency recommended by the Company's stockholders.

        While we intend to carefully consider the voting results of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors.

Vote Required

        Approval of one of the three choices—every year, every two years or every three years—requires the affirmative vote of a majority of the votes cast at the Annual Meeting. However, if none of the frequency options receives the affirmative vote of a majority of the votes cast at the Annual Meeting, the option receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders.

Board Recommendation

        The Board of Directors recommends that stockholders vote for a frequency of "EVERY YEAR" for future advisory votes to approve the compensation of our Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to the Company (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of the related party policy), the Chief Compliance Officer will report the transaction to the Audit Committee for its approval. No related person transaction will be executed without the approval or ratification of the Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. The Audit Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

        The following is a summary of related party transactions since January 1, 2015. The related party transactions listed below were all approved by the Audit Committee and/or the Board of Directors.

  •
  Julie N. Bennett, who is our Senior Vice President—Tax Director, is the spouse of Michael T. Bennett, who is Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company. For 2015, STORE paid Mrs. Bennett total compensation of $485,654, comprised of salary, bonus, the value of restricted stock granted during 2015, and STORE contributions to the STORE 401(k).

  •
  In connection with our IPO, we entered into a registration rights agreement with STORE Holding pursuant to which we agreed to provide certain "demand" registration rights and customary "piggyback" registration rights. The registration rights agreement also provides that we pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under securities laws. For common stock offerings completed through April 2016, we incurred approximately $0.8 million of expenses on behalf of STORE Holding.

  •
  We are party to indemnification agreements with our directors and reporting officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the officers and directors of such stockholders, the Company believes that during, and with respect to, the year ended December 31, 2015, the Company's officers, directors, and beneficial owners of more than 10% of the Company's common stock, satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of April 4, 2016, for:

  •
  each of our directors (all of whom are director nominees);

  •
  each Named Executive Officer;

  •
  each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

  •
  all of our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the SEC's rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of April 4, 2016, are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 140,879,389 shares of our common stock outstanding as of April 4, 2016. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	15,138,185	(1)	10.75%
FMR, LLC 245 Summer Street Boston, MA 02210	15,068,466	(2)	10.70%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,471,733	(3)	10.27%
Directors and Named Executive Officers
Morton H. Fleischer	471,567		*
Christopher H. Volk	400,806	(4)	*
Derek Smith	—		—
Rajath Shourie	—		—
Joseph M. Donovan	23,593		*
William F. Hipp	2,400		*
Einar A. Seadler	909		*
Quentin P. Smith, Jr.	8,188		*
Mary Fedewa	144,287		*
Catherine Long	131,469		*
Christopher K. Burbach	74,031		*
Michael J. Zieg	97,583		*
Michael T. Bennett	126,367	(5)	*

All executive officers and directors as a group (13 persons)	1,481,200		1.05%

*
Less than 1% of the outstanding common stock

(1)
Based upon information contained in Schedule 13G filed on April 11, 2016, Cohen & Steers, Inc. has sole voting power over 8,884,855 of the reported shares, sole dispositive power over all of the reported shares, and no shared voting or dispositive power with respect to any reported shares.

(2)
Based upon information contained in Schedule 13G/A filed on February 12, 2016, FMR, LLC has sole voting power over 1,877,348 shares, sole dispositive power over all reported shares and no shared voting or dispositive power with respect to any reported shares.

(3)
Based upon information contained in Schedule 13G/A filed on March 10, 2016, The Vanguard Group has sole voting power over 202,151 of the reported shares, shared voting power over 61,300 of the reported shares, sole dispositive power over 14,327,382 of the reported shares, and shared dispositive power over 144,351 of the reported shares.

(4)
Includes 166,998 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee.

(5)
Includes 18,696 shares of our common stock owned by Mr. Bennett's spouse, with respect to which Mr. Bennett disclaims any beneficial ownership over such shares.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

        Stockholders who intend to present proposals at the 2017 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company's proxy statement for the 2017 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255; Attention: Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, no later than December 19, 2016. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

        Notice of stockholder proposals to be raised from the floor of the 2017 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by the Company's Secretary at the address set forth above no earlier than November 19, 2016 and not later than 5:00 p.m., Mountain time, on December 19, 2016. The stockholder notice must comply with the information requirements set forth in the Company's bylaws.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Board of Directors has adopted a process by which stockholders and other interested parties who desire to contact our Board of Directors, a particular Board committee, a particular group of directors (e.g., our non-management directors or our independent directors), or individual members of the Board, including our Chairman (the presiding director), may do so electronically by e-mail at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group, or the Board as a whole c/o Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8501 East Princess Drive, Suite 190, Scottsdale, AZ 85255. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder's instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

OTHER MATTERS

        As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board of Directors, or discretion of the proxy holders if no recommendation is made.

ANNUAL REPORT

        We refer you to our Annual Report, containing financial statements for the year ended December 31, 2015, filed with the SEC. Alternatively, you may access our Annual Report on our investor relations website at http://ir.storecapital.com. We will provide without charge, upon written request to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at the address listed on the cover page of this proxy statement, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2015.

VIEW MATERIALS & VOTE w SCAN TO STORE CAPITAL CORPORATION 8501 E. PRINCESS DRIVE, SUITE 190 SCOTTSDALE, AZ 85255 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STOR2016 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03437-P74791 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. STORE CAPITAL CORPORATION The Board of Directors recommends you vote "FOR" each of the nominees listed in Item 1. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except ! ! ! 1. Election of Directors Nominees: 01) Morton H. Fleischer 02) Christopher H. Volk 03) Joseph M. Donovan 04) William F. Hipp Every Two Years 05) Einar A. Seadler 06) Rajath Shourie 07) Derek Smith 08) Quentin P. Smith, Jr. Every Three Years Every The Board of Directors recommends that you vote for a frequency of “EVERY YEAR” with Year respect to Item 4. Abstain ! ! ! ! 4. To approve, on an advisory basis, the frequency of future advisory votes approving the compensation of the Company’s named executive officers. The Board of Directors recommends you vote "FOR" Item 2. For Against Abstain In their discretion, upon such other matters that may properly come before the meeting or any postponement or adjournment thereof. 2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. ! ! ! NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1, FOR Items 2 and 3 and for a frequency of "EVERY YEAR" with respect to Item 4. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion. The Board of Directors recommends that you vote “FOR” Item 3. For Against Abstain 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E03438-P74791 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION FOR USE AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 2, 2016 The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Michael T. Bennett, Catherine Long and Christopher H. Volk, and each or any of them, as proxies, with the power to appoint their substitutes, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2016 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2016 on Thursday, June 2, 2016 at 8:00 a.m., Scottsdale, Arizona Time (Mountain Standard Time), or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2016 Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, "FOR" ITEMS 2 AND 3 AND FOR A FREQUENCY OF “EVERY YEAR” WITH RESPECT TO ITEM 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, THE PERSON(S) NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side